NORTHEAST BANCORP AND SUBSIDIARIES
           Exhibit 11.  Statement Regarding Computation of Per Share Earnings

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

                                      Three Months Ended    Three Months Ended
                                        March 31, 1997        March 31, 1996
                                     --------------------  --------------------
EQUIVALENT SHARES:

Average Shares Outstanding                   1,250,990             1,203,764

Total Equivalent Shares                      1,250,990             1,203,764
Total Primary Shares                         1,332,581             1,313,669
Total Fully Diluted Shares                   1,568,067             1,558,516

Net Income                           $         450,989     $         301,805
Less Preferred Stock Dividend                   34,999                35,000
                                     --------------------  --------------------
Net Income after Preferred Dividend  $         415,990     $         266,805
                                     ====================  ====================

Primary Earnings Per Share           $               0.31  $               0.20
Fully Diluted Earnings Per Share     $               0.29  $               0.19


                                      Nine Months Ended     Nine Months Ended
                                        March 31, 1997        March 31, 1996
                                     --------------------  --------------------
EQUIVALENT SHARES:

Average Shares Outstanding                   1,237,848             1,173,201

Total Equivalent Shares                      1,237,848             1,173,201
Total Primary Shares                         1,317,902             1,273,434
Total Fully Diluted Shares                   1,554,925             1,527,953

Net Income                           $       1,162,411     $       1,166,878
Less Preferred Stock Dividend                  104,999               104,999
                                     --------------------  --------------------
Net Income after Preferred Dividend  $       1,057,413     $       1,061,879
                                     ====================  ====================

Primary Earnings Per Share           $               0.80  $               0.83
Fully Diluted Earnings Per Share     $               0.74  $               0.76

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